Exhibit 99.1

Anavex Life Sciences Announces $50 Million Registered Direct Offering

NEW YORK – June 22, 2021 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company developing differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental disorders including Alzheimer’s disease, Parkinson’s disease, Rett syndrome and other central nervous system (CNS) disorders, today announced that it has entered into a definitive purchase agreement with Deep Track Capital for the issuance and sale of an aggregate of 2,380,953 shares of its common stock at a purchase price of $21.00 per share of common stock a registered direct offering. The registered direct offering is expected to close on or about June 24, 2021, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds from the offering are expected to be approximately $50 million before deducting placement agent fees and other offering expenses. Anavex currently intends to use the net proceeds from the offering for advancing its pipeline and for working capital and general corporate purposes.

The shares of common stock described above are being offered pursuant to Anavex’s shelf registration statement on Form S-3 (File No. 333-232550) filed with the Securities and Exchange Commission (the “SEC”) on July 3, 2019 and declared effective on July 15, 2019. Such shares of common stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to the shares of common stock being offered in the registered direct offering will be filed with the SEC. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by e-mail: placements@hcwco.com or by telephone: (212) 856-5711.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental disorders including Alzheimer’s disease, Parkinson’s disease, Rett syndrome and other central nervous system (CNS) diseases, pain and various types of cancer. Anavex’s lead drug candidate, ANAVEX®2-73 (blarcamesine), successfully completed a Phase 2a clinical trial for Alzheimer’s disease and recently a Phase 2 proof-of-concept study in Parkinson’s disease dementia and a Phase 2 study in adult patients with Rett syndrome. ANAVEX®2-73 is an orally available drug candidate that restores cellular homeostasis by targeting sigma-1 and muscarinic receptors. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer’s disease. ANAVEX®2-73 also exhibited anticonvulsant, anti-amnesic, neuroprotective and anti-depressant properties in animal models, indicating its potential to treat additional CNS disorders, including epilepsy. The Michael J. Fox Foundation for Parkinson’s Research previously awarded Anavex a research grant, which fully funded a preclinical study to develop ANAVEX®2-73 for the treatment of Parkinson’s disease. ANAVEX®3-71, which targets sigma-1 and muscarinic receptors, is a promising clinical stage drug candidate demonstrating disease-modifying activity against the major hallmarks of Alzheimer’s disease in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid and tau pathologies. In preclinical trials, ANAVEX®3-71 has shown beneficial effects on mitochondrial dysfunction and neuroinflammation. Further information is available at www.anavex.com. You can also connect with the company on Twitter, Facebook, Instagram and LinkedIn.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information:

Anavex Life Sciences Corp.

Research & Business Development

Toll-free: 1-844-689-3939

Email: info@anavex.com

Investors:

Andrew J. Barwicki

Investor Relations

Tel: 516-662-9461

Email: andrew@barwicki.com